Exhibit 10.4

EZRAIDER GLOBAL inc.

New Schedule offer

Memo

To: From: Date: Re:	DS Raider, Miki Bar EZRaider Global, Mozy Azarzar mozyd@ezraiderus.com 206-696-8666 3/30/2021 Proposed New Payment Schedule

EZRaider Global would like to propose the following new payment schedule and extension for providing short-term capital.

Since announcing the $50m agreement with GEM we have received significant attention from SPACs and individual investors. We are confident in our ability to secure ALL capital required to close this acquisition and provide for significantly expanded global operations.

New Payment Schedule

On or before April 15        - $1.85m

April 30                  - $2m

Closing                             - 45-day extension

Investment Terms - If, for any reason, EZRaider Global fails to provide the requisite capital for final closing, all money paid to DS Raider shall be converted to stock in DS Raider based upon SPA valuation.

In consideration to DS Raider Ltd. agreement to postpone the Closing until May 15, 2021 the latest Purchaser undertakes:

A.	To pay the Company an aggregate amount of US$ 1,850,000 (one million eight hundred fifty thousand United states Dollars) by April 15, 2021 the latest (“Initial Milestone Payment”).

B.	To the extent Purchaser made the Initial Milestone Payment on a timely manner, to pay the Company an additional aggregate amount of US$ 2,000,000 (two one million United states Dollars) (“Second Milestone Payment”) by April 30, 2021 the latest.

C.	To the extent Purchaser made the Second Milestone Payment on a timely manner, the Purchaser may extend Closing to May 15, 2021.

D.	To the extent it fails to make payment pursuant to A and B above the Agreement shall terminate forthwith on the date of such failure and the Closing shall not consummate, and the amounts of the Initial Milestone Payment and the Second Milestone Payment, if any, shall convert into Ordinary Shares of the Company NIS 0.01 each at a per share conversion price according to a pre-investment Company valuation as provided under the Agreement.

[Signature Section]

Dated this 30th day of March, 2021

DS Raider Ltd.	EZRaider Global, Inc.

By: Miki Bar	By: Moshe (Mozy) Azarzar
Its: CEO	Its: CEO/Founder